--------------------------------------------------------------------------------


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                   FORM 8-K/A

                                 CURRENT REPORT
                         PURSUANT TO SECTION 13 OR 15(D)
                     OF THE SECURITIES EXCHANGE ACT OF 1934


        Date of Report (Date of earliest event reported): August 14, 1998



                           COMPAQ COMPUTER CORPORATION

             (Exact Name of Registrant as Specified in its Charter)


            DELAWARE                   1-9026                76-0011617
   ----------------------------     ------------         -------------------
   (State or Other Jurisdiction     (Commission            (IRS Employer
       of Incorporation)            File Number)         Identification No.)


                 20555 SH 249
                 HOUSTON, TEXAS                               77070
   ----------------------------------------                 ----------
   (Address of Principal Executive Offices)                 (Zip Code)


                                 (281) 370-0670
              ----------------------------------------------------
              (Registrant's telephone number, including area code)


          -------------------------------------------------------------
          (Former Name or Former Address, if Changed Since Last Report)

ITEM  7.     FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

     Item 7. Financial Statements, Pro Forma Financial Information and Exhibits set forth in Compaq Computer Corporation's Form 8-K dated June 11, 1998, is hereby amended to read in its entirety as follows:

     (a)     FINANCIAL  STATEMENTS  OF  BUSINESSES  ACQUIRED

     The financial statements required to be filed were previously reported in Digital's Annual Report on Form 10-K for the fiscal year ended June 28, 1997 and Quarterly Reports on Form 10-Q for the quarters ended September 27, 1997, December 27, 1997 and March 28, 1998, respectively, and incorporated herein by reference.

     (b)     PRO  FORMA  FINANCIAL  INFORMATION

     The following unaudited pro forma combined financial statements are presented for illustrative purposes only and are not necessarily indicative of the combined financial position or results of operations for future periods or the results that actually would have been realized had Digital and Compaq been a combined company during the specified periods. The pro forma combined financial statements, including the notes thereto, are qualified in their entirety by reference to, and should be read in conjunction with, the historical consolidated financial statements of Digital and Compaq, including the notes thereto, incorporated herein by reference.

     The following pro forma combined financial statements give effect to the acquisition of Digital using the purchase method of accounting. The pro forma combined financial statements are based on the respective historical audited and unaudited consolidated financial statements and the notes thereto of Digital and Compaq, which are incorporated herein by reference. The purchase price was allocated to the estimated fair value of assets acquired and liabilities assumed. The preliminary purchase price allocation is based on Compaq's estimates of fair value. Compaq is awaiting additional information related to the fair value of certain assets acquired and liabilities assumed and the finalization of the Digital-related restructuring plans. Management does not expect the finalization of these matters to have a material effect on the purchase price allocation. Further, management expects the Digital restructuring plans to be finalized by the end of the year.

     The pro forma combined balance sheet assumes that the business combination took place March 31, 1998 and combined Digital's unaudited March 28, 1998 consolidated balance sheet and Compaq's unaudited March 31, 1998 consolidated balance sheet. The pro forma combined statements of income assume the business combination took place as of January 1, 1997.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        COMPAQ  COMPUTER  CORPORATION
                                        -----------------------------



Dated:  August  20,  1998               By: /s/ Earl L. Mason
                                            -------------------------
                                            Earl L. Mason
                                            Senior Vice President and
                                            Chief Financial Officer

                                            COMPAQ AND DIGITAL
                         UNAUDITED PRO FORMA COMBINED AND CONDENSED BALANCE SHEET
                                              (IN MILLIONS)

                                                        COMPAQ      DIGITAL      PRO FORMA
                                                      MARCH 31,    MARCH 28,    ADJUSTMENTS              PRO FORMA
                                                         1998        1998        (NOTE 2)                 COMBINED
                                                      ----------  -----------  -------------             ----------
ASSETS

Current assets:
  Cash and cash equivalents. . . . . . . . . . . . .  $    7,107  $    1,498   $     (3,843)  (a)(b)     $    4,762
  Short-term investments . . . . . . . . . . . . . .           -         919              -                     919
  Accounts receivable, net . . . . . . . . . . . . .       2,743       2,705            (17)  (b)(c)          5,431
  Inventories. . . . . . . . . . . . . . . . . . . .       1,256       1,188             20   (b)(c)          2,464
  Deferred income taxes. . . . . . . . . . . . . . .         594          66          1,369   (d)(e)          2,029
  Other current assets . . . . . . . . . . . . . . .         207         587            (19)  (b)(c)            775
                                                      ----------  -----------  -------------             ----------
    Total current assets . . . . . . . . . . . . . .      11,907       6,963         (2,490)                 16,380

Property, plant and equipment, less
  accumulated deprecation. . . . . . . . . . . . . .       2,028       2,112         (1,300)  (b)(c)(d)       2,840
Deferred income taxes. . . . . . . . . . . . . . . .           -           -            862   (d)(e)            862
Intangible and other assets. . . . . . . . . . . . .         645         282          1,943   (d)(h)          2,870
                                                      ----------  -----------  -------------             ----------

                                                      $   14,580  $    9,357   $       (985)             $   22,952
                                                      ==========  ===========  =============             ==========


LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable . . . . . . . . . . . . . . . . .  $    2,812  $      786   $         85   (f)        $    3,683
  Income taxes payable . . . . . . . . . . . . . . .         257         154              -                     411
  Accrued restructuring costs. . . . . . . . . . . .           -         217          1,280   (g)             1,497
  Other current liabilities. . . . . . . . . . . . .       2,037       2,569            120   (c)             4,726
                                                      ----------  -----------  -------------             ----------
    Total current liabilities. . . . . . . . . . . .       5,106       3,726          1,485                  10,317

Long-term debt . . . . . . . . . . . . . . . . . . .           -         741            130   (c)               871
Postretirement and other
  postemployment benefits. . . . . . . . . . . . . .           -       1,137           (740)  (h)               397
Minority interests . . . . . . . . . . . . . . . . .           -           -            420   (a)               420
Stockholders' equity:
  Preferred stock. . . . . . . . . . . . . . . . . .           -           4             (4)  (a)                 -
  Common stock and capital in excess of par
    value (Compaq:  1,526 million shares;
    Digital:  157 million shares; and 1,674 million
    shares on a pro forma combined basis). . . . . .       2,153       4,000            533   (a)             6,686
  Retained earnings. . . . . . . . . . . . . . . . .       7,321         139         (3,199)  (a)(d)          4,261
  Treasury stock, at cost. . . . . . . . . . . . . .           -        (390)           390   (a)                 -
                                                      ----------  -----------  -------------             ----------
    Total stockholders' equity . . . . . . . . . . .       9,474       3,753         (2,280)                 10,947
                                                      ----------  -----------  -------------             ----------

                                                      $   14,580  $    9,357   $       (985)             $   22,952
                                                      ==========  ===========  =============             ==========


     The accompanying notes are an integral part of these pro forma financial statements.


                                               COMPAQ AND DIGITAL
                         UNAUDITED PRO FORMA COMBINED AND CONDENSED STATEMENT OF INCOME
                                     (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                           DIGITAL
                                       COMPAQ           TWELVE-MONTH        PRO FORMA
                                     YEAR ENDED         PERIOD ENDED       ADJUSTMENTS              PRO FORMA
                                 DECEMBER 31, 1997    DECEMBER 27, 1997     (NOTE 2)                 COMBINED
                                 ------------------  -------------------  -------------             ----------
Revenue:
  Product sales . . . . . . . .  $           24,122  $            7,229   $          -              $   31,351
  Service revenue . . . . . . .                 462               5,832              -                   6,294
                                 ------------------  -------------------  -------------             ----------
                                             24,584              13,061              -                  37,645
                                 ------------------  -------------------  -------------             ----------

Cost of sales:
  Cost of product sales . . . .              17,500               4,592             91   (b)(d)         22,183
  Cost of service revenue . . .                 333               4,012            (18)  (d)             4,327
                                 ------------------  -------------------  -------------             ----------
                                             17,833               8,604             73                  26,510
                                 ------------------  -------------------  -------------             ----------

Selling, general and
  administrative expense. . . .               2,947               3,154             98   (b)(d)          6,199
Research and development costs.                 817               1,043              -                   1,860
Purchased in-process technology                 208                   -              -   (d)               208
Other (income) and expense, net                  21                 (59)           228   (i)               190
                                 ------------------  -------------------  -------------             ----------
                                              3,993               4,138            326                   8,457
                                 ------------------  -------------------  -------------             ----------

Income before provision for
  income taxes. . . . . . . . .               2,758                 319           (399)                  2,678
Provision for income taxes. . .                 903                  44           (127)  (b)(d)(i)         820
                                 ------------------  -------------------  -------------             ----------
Net income. . . . . . . . . . .               1,855                 275           (272)                  1,858
                                 ------------------  -------------------  -------------             ----------

Dividends on preferred stock. .                   -                  36            (36)  (a)                 -
                                 ------------------  -------------------  -------------             ----------

Net income available to common
  stockholders. . . . . . . . .  $            1,855  $              239   $       (236)             $    1,858
                                 ==================  ===================  =============             ==========


Earnings per common share:
  Basic . . . . . . . . . . . .  $             1.23  $             1.58              -              $     1.13
  Diluted . . . . . . . . . . .  $             1.19  $             1.57              -              $     1.09

Shares used in computing
  earnings per common share:
    Basic . . . . . . . . . . .               1,505                 151            139   (3)             1,644
    Diluted . . . . . . . . . .               1,564                 152            140   (3)             1,704

     The accompanying notes are an integral part of these pro forma financial statements.


                                                 COMPAQ AND DIGITAL
                           UNAUDITED PRO FORMA COMBINED AND CONDENSED STATEMENT OF INCOME
                                       (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                     COMPAQ           DIGITAL
                                  THREE-MONTH       THREE-MONTH       PRO FORMA
                                  PERIOD ENDED      PERIOD ENDED     ADJUSTMENTS                   PRO FORMA
                                 MARCH 31, 1998    MARCH 28, 1998     (NOTE 2)                     COMBINED
                                ----------------  ----------------  -------------                 -----------
Revenue:
  Product sales. . . . . . . .  $         5,575   $         1,682   $          -                  $    7,257
  Service revenue. . . . . . .              112             1,509              -                       1,621
                                ----------------  ----------------  -------------                 -----------
                                          5,687             3,191              -                       8,878
                                ----------------  ----------------  -------------                 -----------

Cost of sales:
  Cost of product sales. . . .            4,602             1,095             23   (b)(d)              5,720
  Cost of service revenue. . .               62             1,022             (5)  (d)                 1,079
                                ----------------  ----------------  -------------                 -----------
                                          4,664             2,117             18                       6,799
                                ----------------  ----------------  -------------                 -----------

Selling, general and
  administrative expense . . .              785               739             24   (b)(d)              1,548
Research and development costs              245               261              -                         506
Purchased in-process technology               -                 -              -   (d)                     -
Other income and expense, net.              (30)             (305)            57   (a)(b)(d)(i)         (278)
                                ----------------  ----------------  -------------                 -----------
                                          1,000               695             81                       1,776
                                ----------------  ----------------  -------------                 -----------

Income before provision for
  income taxes . . . . . . . .               23               379            (99)                        303
Provision for income taxes . .                7                37            (32)  (b)(d)(i)              12
                                ----------------  ----------------  -------------                 -----------
Net Income . . . . . . . . . .               16               342            (67)                        291
                                ----------------  ----------------  -------------                 -----------

Dividends on preferred stock .                -                 9             (9)  (a)                     -
                                ----------------  ----------------  -------------                 -----------

Net income available to common
  stockholders . . . . . . . .  $            16   $           333   $        (58)                 $      291
                                ================  ================  =============                 ===========


Earnings per common share:
  Basic. . . . . . . . . . . .  $          0.01   $          2.27              -                  $     0.18
  Diluted. . . . . . . . . . .  $          0.01   $          2.23              -                  $     0.17

Shares used in computing
  earnings per common share:
    Basic. . . . . . . . . . .            1,523               147            139   (3)                 1,662
    Diluted. . . . . . . . . .            1,584               149            140   (3)                 1,724

     The accompanying notes are an integral part of these pro forma financial statements.

                NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS


NOTE  1.  BASIS  OF  PRESENTATION

     The pro forma combined balance sheet assumes that the business combination took place March 31, 1998 and combines Digital's unaudited March 28, 1998 consolidated balance sheet and Compaq's unaudited March 31, 1998 consolidated balance sheet.

     The pro forma combined statements of income assume the business combination took place as of the beginning of the periods presented. The income statement with the period ending in December combines Digital's unaudited consolidated statement of income for the twelve-month period ended December 27, 1997 and Compaq's consolidated statement of income for the year ended December 31, 1997. The income statement with the period ending in March combines Digital's unaudited consolidated statement of income for the three-month period ended March 28, 1998 and Compaq's unaudited consolidated statement of income for the three-month period ended March 31, 1998. Digital's 1997 fiscal year ended on June 28, 1997. Digital's twelve-month period ended December 27, 1997 has been derived by combining the unaudited results for the quarters ended March 28, June 28, September 27, and December 27, 1997.

     On a combined basis there were no material transactions between Digital and Compaq during the period presented.

     There are no material differences between the accounting policies of Digital and Compaq.

The pro forma combined provision for income taxes may not represent the amounts that would have resulted had Digital and Compaq filed consolidated income tax returns during the period presented.


NOTE  2.  PRO  FORMA  ADJUSTMENTS

     The purchase price was allocated to the estimated fair value of assets acquired and liabilities assumed. The preliminary purchase price allocation is based on Compaq's estimates of fair value. The pro forma adjustments presented are as of March 31, 1998. Compaq is awaiting additional information related to the fair value of certain assets acquired and liabilities assumed and the finalization of the Digital-related restructuring plans. Management does not expect the finalization of these matters to have a material effect on the purchase price allocation. Further, management expects the Digital restructuring plans to be finalized by the end of the year.


(a) Adjustments to record the components of the purchase price -- $4.5 billion in cash, $4.3 billion in Compaq Common Stock and $249 million in Compaq Common Stock options. The cash and Compaq Common Stock were issued in exchange for outstanding shares of Digital Common Stock ($30 in cash and 0.945 shares of Compaq Common Stock for each share of Digital Common Stock) and the Compaq Common Stock options were issued in exchange for outstanding Digital Common Stock options. The value of the Compaq Common Stock issued is based on the share value of approximately $30 calculated as the average market price of Compaq Common Stock during the five business days immediately preceding and subsequent to the date of the Merger Agreement. The value of the Compaq Common Stock options is based on the estimated fair market value of these options as of June 11, 1998, the date the transaction was consummated, using the Black-Scholes model.

Adjustment reflects the reclassification of the Digital Preferred Stock to a minority interest of the combined company. Accordingly, the dividends on the Digital Preferred Stock have also been reclassified to other income and expense in the Pro Forma Combined Statements of Income.

Adjustment  also  reflects  the  elimination  of  Digital  stockholders' equity.

(b) Adjustments to reflect the agreement by Digital and Intel, which was announced on October 27, 1997, to establish a broad-based business relationship, including the sale of assets used in Digital's semiconductor manufacturing operations to Intel for a purchase price equal to the net book value of the transferred assets including approximately $625 million of property, plant and equipment, a supply agreement and other related agreements. The transaction was consummated on May 18, 1998.

(c) Adjustment to reflect the fair value of accounts receivable, inventories, property, plant and equipment, accrued liabilities and financial instruments.

(d) Estimated valuation of tangible and intangible assets, including purchased in-process technology, resulting from the preliminary allocation of the purchase price. Valuation of the intangible assets acquired was conducted by an independent third-party appraisal company and consists of purchased in-process technology, proven research and development, the installed customer base and trademarks. The amounts allocated to tangible and intangible assets acquired less liabilities assumed exceeded the purchase price by approximately $4.4 billion. This excess value over the purchase price was allocated to reduce proportionately the values assigned to long-term assets and purchased in-process technology in determining their ultimate fair values. As a result of the change in fair values of the long-term assets, the deferred tax liability associated with these assets was also adjusted.

The table below is a summary of the preliminary amounts allocated to the long-term assets, the allocation of the excess value over purchase price and the resulting assigned values for the assets acquired:

                                                   EXCESS VALUE     VALUE ASSIGNED
                                       INITIAL     OVER PURCHASE    TO NET ASSETS
BALANCE SHEET CATEGORY                VALUATION        PRICE           ACQUIRED
-----------------------------------  -----------  ---------------  ----------------
Property, plant and equipment . . .  $    1,498   $         (696)  $           802
Purchased in-process technology . .       5,722           (2,661)            3,061
Intangible assets:
    Proven research and development       1,055             (491)              564
    Installed customer base . . . .       2,150           (1,000)            1,150
    Trademarks. . . . . . . . . . .         391             (182)              209
Other assets. . . . . . . . . . . .         596             (277)              319
Deferred tax liability. . . . . . .      (1,078)             926              (152)

Management estimates that $3.1 billion of the purchase price represents purchased in-process technology that has not yet reached technological feasibility and has no alternative future use. This amount was expensed as a non-recurring, non-tax deductible charge upon consummation of the acquisition. This amount has been reflected as a reduction to stockholders' equity and has not been included in the pro forma combined statement of income due to its non-recurring nature.

The value assigned to purchased in-process technology was determined by identifying research projects in areas for which technological feasibility has not been established, including UNIX/Open VMS ($1.6 billion), NT Systems ($800 million), storage ($2.7 billion) and Internet and others ($600 million). The value was determined by estimating the costs to develop the purchased in-process technology into commercially viable products, estimating the resulting net cash flows from such projects and discounting the net cash flows back to their present values.

The nature of the efforts to develop the purchased in-process technology into commercially viable products principally relates to the completion of all planning, designing, prototyping, high-volume manufacturing verification and testing activities that are necessary to establish that the product can be produced to meet its design specifications including functions, features and technical performance requirements. The efforts to develop the purchased in-process technology also include developing firmware and diagnostic software, device driver development and testing of the technology of compatibility and interoperability with other applications. The estimated costs to be incurred to develop the purchased in-process technology into commercially viable products are approximately $3.1 billion in the aggregate through the year 2005 -- $60 million in 1998, $510 million in 1999, $660 million in 2000, $630 million in 2001, $520 million in 2002, $400 million in 2003, $210 million in 2004 and $90 million  in  2005.

The resulting net cash flows from such projects are based on Compaq management's estimates of revenues, cost of sales, research and development costs, selling, general and administrative costs, and income taxes from such projects. These estimates are based on the following assumptions.

- The estimated revenues project average compounded annual revenue growth rates of 8% to 39% during 1998-2001 depending on the product areas. For instance, UNIX/Open VMS compounded annual growth rates are 8% and storage rates are 39%. Estimated total revenues from the purchased in-process product areas peak in the year 2001 and decline rapidly in 2002-2005 as other new products are expected to enter the market. These projections are based on Compaq management's estimates of market size and growth (which are supported by independent market data), expected trends in technology (such as new families of products in the external storage product area) and the nature and expected timing of new product introductions by Digital and its competitors. These estimates also include growth related to Compaq utilizing certain Digital technologies in conjunction with Compaq products, Compaq marketing and distributing the resulting products through Compaq's resellers and Compaq enhancing the market's response to Digital's products by providing incremental financial support and stability.

- The estimated cost of sales as a percentage of revenues is expected to be lower than Digital's on a stand-alone basis (66% in fiscal 1997) primarily due to Compaq's expected ability to achieve more favorable pricing from key component vendors and production efficiencies due to economies of scale through combined operations. As a result of these savings, the estimated cost of sales as a percentage of revenues is expected to decrease by 1% to 6% from Digital's historical percentage, depending on the product areas.

The combined company is expected to benefit from more favorable pricing from key component vendors within three to six months and production efficiencies due to economies of scale within six months to a year of the closing of the transaction. As a result of these savings, the estimated costs of sales as a percentage of revenues for the UNIX/Open VMS and storage markets, the two most significant product areas of purchased in-process technology, are expected to decrease up to 6% from Digital's historical percentages.

- The estimated selling, general and administrative costs are expected to more closely approximate Compaq's cost structure (approximately 12% of revenues in 1997), which is lower than Digital's cost structure (approximately 24% of revenues in fiscal 1997). Cost savings are expected to result primarily from the changes related to the restructuring actions discussed in note (g), as well as savings resulting from the distribution of Digital's products through Compaq's resellers (i.e., sales of higher volume products with lower direct selling costs) and efficiencies due to economies of scale through combined operations (i.e., consolidated marketing and advertising programs). These cost savings are expected to be realized primarily in 1999 and thereafter. A significant portion of these savings is attributable to the restructuring actions, half of which are expected to occur in 1998 and half in 1999.

Discounting the net cash flows back to their present values is based on the weighted average cost of capital (WACC). The WACC calculation produces the average required rate of return of an investment in an operating enterprise, based on various required rates of return from investments in various areas of that enterprise. The WACC assumed for Compaq, as a corporate business enterprise, is 12% to 14%. The discount rate used in discounting the net cash flows from purchased in-process technology ranged from 22% for UNIX/OpenVMS, NT Systems and storage to 40% for advanced development projects. This discount rate is higher than the WACC due to the inherent uncertainties in the estimates described above including the uncertainty surrounding the successful development of the purchased in-process technology, the useful life of such technology, the profitability levels of such technology and the uncertainty of technological advances that are unknown at this time.

If these projects are not successfully developed, the sales and profitability of the combined company may be adversely affected in future periods. Additionally, the value of other intangible assets acquired may become impaired. Compaq expects to begin to benefit from the purchased in-process technology in late 1998.

Intangible assets of $2.0 billion are comprised of proven research and development of $564 million, installed customer base of $1.2 billion and trademarks of $209 million which have estimated useful lives of 5 years, 15 years and 5 years, respectively.

The estimated annual amortization charge to income related to intangible assets acquired and reductions in depreciation expenses resulting from the sale described in (b) above and the allocation of the excess value over cost to property, plant and equipment approximates $150 million. This charge and the related tax effect are reflected in the pro forma combined statements of income.

(e) Adjustment to reduce the valuation allowance related to Digital deferred tax assets by $2.4 billion based on a preliminary estimate of the tax assets that can be utilized by the combined company, offset by the establishment of $150 million of deferred tax liabilities resulting from the purchase price allocation.

(f) Adjustment to reflect estimated acquisition-related expenses. The impact of the fees and expenses has been reflected in the pro forma combined balance sheet and statement of income as an increase in the purchase price of the transaction and is allocated to the assets acquired and liabilities assumed, based upon their estimated fair values.

(g) Adjustment reflects estimate of accrued restructuring charges related to Digital to be incurred in connection with the acquisition. The restructuring plans include initiatives to integrate the operations of Compaq and Digital, consolidate duplicative facilities, improve service delivery and reduce overhead. Management is in the process of finalizing its restructuring plans related to Digital, and accordingly, the amounts recorded related to Digital are based on management's current estimate of those costs. Areas where management estimates may be revised primarily relate to Digital employee relocation costs, facility closure costs and other exit costs. Adjustments to accrued restructure costs related to Digital will be recorded as an adjustment to the preliminary purchase price allocation. Accrued restructuring charges include $999 million representing the cost of involuntary employee separation benefits related to approximately 14,700 Digital employees. The restructuring plans also include costs of $272 million associated with the closure of office space, distribution and manufacturing space. Further, other exit costs related to Digital include $99 million related to relocation of Digital employees and $88 million related to the costs of terminating certain Digital contractual relationships. Compaq expects that most of the restructuring actions related to the plan will be completed within the next year.


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(h)     Adjustment  to reflect the fair value of assets and liabilities relating to post retirement and other post employment benefits (primarily related to the elimination of unrecognized gains).

(i) Adjustment to reflect the reversal of interest income and related tax effect on the pro forma adjustment to cash resulting from the acquisition. The assumed rate of return on the cash balance was 5%.



NOTE  3.  PRO  FORMA  EARNINGS  PER  COMMON  SHARE

     Basic pro forma earnings per common share for the periods presented were calculated based on the conversion of 147 million shares of Digital Common Stock outstanding at December 27, 1997 into 139 million shares of Compaq Common Stock. Diluted earnings per common share at December 31, 1997 included 60 million equivalent Compaq common shares of which one million was attributable to Digital stock options. Diluted earnings per common share at March 31, 1998 included 62 million equivalent Compaq common shares of which one million was attributable to Digital stock options.


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